Exhibit 99.8

FOR IMMEDIATE RELEASE

April 1, 2014

AV HOMES, INC. ANNOUNCES RESULTS OF REPURCHASE RIGHT

FOR $5,402,000 AGGREGATE PRINCIPAL AMOUNT OF ITS

4.50% CONVERTIBLE SENIOR NOTES

SCOTTSDALE, AZ, April 1, 2014 – AV Homes, Inc. (NASDAQ: AVHI) (the “Company”), a developer and builder of active adult and conventional home communities in Florida, Arizona and North Carolina, today announced the results of the previously announced option of holders of $5,402,000 aggregate principal amount of its outstanding 4.50% Convertible Senior Notes due 2024 (CUSIP Nos. 053494 AE0 and 053494 AF7) (the “Notes”) to require the Company to repurchase all or a portion of their Notes pursuant to the terms of the Notes and the indenture governing the Notes (the “Repurchase Right”). Under the terms of the Repurchase Right, holders of the Notes had the opportunity to surrender the Notes for repurchase prior to 5:00 p.m., New York City time, on March 27, 2014 (the “Repurchase Deadline”) and had the opportunity to withdraw any Notes previously surrendered for repurchase at any time prior to 5:00 p.m., New York City time, on March 31, 2014 (the “Withdrawal Deadline”).

$5,402,000 aggregate principal amount of the Notes was validly surrendered as of the Repurchase Deadline and not validly withdrawn as of the Withdrawal Deadline, and therefore $5,402,000 aggregate principal amount of the Notes were repurchased by the Company as of April 1, 2014 pursuant to the Repurchase Right. The repurchase of the Notes will be funded by the Company’s available cash. The full aggregate principal amount of the Notes was surrendered for repurchase, and therefore none of the Notes remain outstanding.

The Company will file an amendment to the previously filed Tender Offer Statement on Schedule TO with the Securities and Exchange Commission announcing the expiration and results of the Repurchase Right.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any securities, including the Notes. The offer to purchase the Notes was made only pursuant to the Company Notice dated February 27, 2014, and related documents which set forth the complete terms and conditions of the Repurchase Right.

About AV Homes

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida, Arizona and North Carolina. Its principal operations are conducted near Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company builds communities that serve active adults 55 years and older and people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI.

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:

Dave M. Gomez

d.gomez@avhomesinc.com

(480) 214-7400